News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES RECORD FIRST QUARTER FISCAL 2019 RESULTS

-- Quarterly Revenues Increased 9.7% on Continued Strong Towable Segment Growth --

-- Quarterly Diluted EPS of $0.70, Up 22.8% Over Prior Year --

-- Quarterly Gross Margins of 14.4% Increased 40 Basis Points Over Prior Year --

-- Quarterly Dividend Increased 10% to $0.11 Per Share --

FOREST CITY, IOWA, December 19, 2018 - Winnebago Industries, Inc. (NYSE:WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's first quarter Fiscal 2019.

First Quarter Fiscal 2019 Results
Revenues for the Fiscal 2019 first quarter ended November 24, 2018, were $493.6 million, an increase of 9.7% compared to $450.0 million for the Fiscal 2018 period. Gross profit was $71.0 million, an increase of 13.0% compared to $62.8 million for the Fiscal 2018 period. Gross profit margin increased 40 basis points in the quarter, driven by favorable business mix due to the strong growth in the Towable segment and improved margins in the Motorhome segment. Operating income was $32.6 million for the quarter, an increase of 4.6% compared to $31.2 million in the first quarter of last year. Fiscal 2019 first quarter net income was $22.2 million, an increase of 23.4% compared to $18.0 million in the same period last year. Earnings per diluted share were $0.70, an increase of 22.8% compared to earnings per diluted share of $0.57 in the same period last year. Consolidated Adjusted EBITDA was $38.5 million for the quarter, compared to $35.4 million last year, an increase of 8.6%.

President and Chief Executive Officer, Michael Happe, commented, “We are very pleased with the strong start to our Fiscal Year 2019, resulting from our upward momentum within the North American RV business and the positive integration of our new marine division. Sales growth remained robust as we continued to take overall retail market share on the RV side, and we were successful in expanding margins during the quarter, primarily driven by the continued profitability recovery within our Motorhome segment. Our dual-branded approach with Winnebago and Grand Design on the RV business continues to result in a strengthened line of high-quality, versatile products that reach a broader customer base through a network of dealer partners that value our aftermarket support and commitment to their profitability. We were also satisfied with the strong reception our new products received at both the RV Open House and the Fort Lauderdale International Boat Show this fall. As always, I want to thank all of our Winnebago Industries teammates for their tremendous work during the quarter and for their ongoing dedication to providing great quality, service, and innovation to our customers and helping us transform the future of this Company. It is because of this team that we feel confident in our aspiration to outperform the markets in which we compete.”

Motorhome
In the first quarter, revenues for the Motorhome segment were $181.3 million, down 3.6% from the previous year. Segment Adjusted EBITDA was $12.0 million, up 144.4% from the prior year. Adjusted EBITDA margin increased 400 basis points, driven by net pricing and operational improvements. Backlog decreased 23.6%, in dollars, versus the prior year, reflecting rental unit and new product order timing, in addition to a more challenging late fall shipment environment.

Towable
Revenues for the Towable segment were $292.8 million for the first quarter, up 12.8% over the prior year, driven by continued strong organic unit growth across the Grand Design RV branded line and pricing. Segment Adjusted EBITDA was $30.8 million, down 7.7% vs. the prior year. Adjusted EBITDA margin of 10.5% decreased 240 basis points, reflecting continued cost input pressures and a robust comparable period in the year prior. Backlog levels remained strong but declined 3.9%, in dollars, versus the prior year, reflecting a re-balance from high backlog levels in first quarter Fiscal 2018 and utilizing additional capacity added during calendar 2018, in addition to a more challenging late fall shipment environment.

Balance Sheet and Cash Flow
As of November 24, 2018, the Company had total outstanding debt of $253.3 million ($260.0 million of debt, net of debt issuance costs of $6.7 million) and working capital of $144.1 million. The ratio of net debt to Adjusted EBITDA improved to 1.4x as of the end of the quarter compared to 1.6x as of August 25, 2018. Cash flow from operations was $54.2 million in the first quarter of Fiscal 2019, an increase of $24.7 million from the same period in Fiscal 2018.

Tax Reform Impact
The Company recorded a tax rate of 23.3% in the third quarter compared to a rate of 32.3% in the prior year. The reduction in the rate is related to the lower federal tax rate enacted in accordance with the Tax Cuts and Jobs Act.

Quarterly Cash Dividend
On December 12, 2018, the Company’s board of directors approved a quarterly cash dividend of $0.11 per share payable on January 23, 2019, to common stockholders of record at the close of business on January 9, 2019. Winnebago’s current annualized dividend rate of $0.44 per share represents an increase of 10% over the annual dividend of $0.40 paid in Fiscal 2018.

Mr. Happe continued, “We are intent on building a larger, more diversified, and more profitable organization; one with a productive, healthy balance sheet and a strategic roadmap that is carefully considered and executed. We remain focused on providing differentiated products and services to our customers, which we optimistically think will result in further market share accretion in our core RV business. We continue to believe that our overall Winnebago and Grand Design branded field inventory levels are appropriate, both in size and age, especially in relation to our momentum and the addition of new products entering the market. We are also pleased with the integration of our new Chris-Craft business into the overall portfolio, as a credible first step in uniquely positioning Winnebago Industries as a premium outdoor lifestyle products manufacturer. We are mindful of the many tailwinds and headwinds that comprise the dynamic, near-term macro-economic and industry conditions, yet we look forward to carefully driving long-term value for our shareholders and customers in Fiscal Year 2019 and beyond.”

Conference Call
Winnebago Industries, Inc. will discuss first quarter Fiscal 2019 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of outdoor lifestyle products under the Winnebago, Grand Design and Chris-Craft brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Oregon, Minnesota and Florida. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, business interruptions, any unexpected expenses related to ERP, risks related to compliance with debt covenants and leverage ratios, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except percent and per share data)

	Three Months Ended
	November 24, 2018		November 25, 2017
Net revenues	$493,648	100.0%	$450,021	100.0%
Cost of goods sold	422,652	85.6%	387,190	86.0%
Gross profit	70,996	14.4%	62,831	14.0%
Selling, general, and administrative expenses	35,712	7.2%	29,600	6.6%
Amortization of intangible assets	2,659	0.5%	2,055	0.5%
Total operating expenses	38,371	7.8%	31,655	7.0%
Operating income	32,625	6.6%	31,176	6.9%
Interest expense	4,501	0.9%	4,781	1.1%
Non-operating income	(763)	(0.2)%	(123)	—%
Income before income taxes	28,887	5.9%	26,518	5.9%
Provision for income taxes	6,726	1.4%	8,560	1.9%
Net income	$22,161	4.5%	$17,958	4.0%

Income per common share:
Basic	$0.70		$0.57
Diluted	$0.70		$0.57
Weighted average common shares outstanding:
Basic	31,567		31,614
Diluted	31,814		31,772
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	November 24, 2018	August 25, 2018
Assets
Current assets:
Cash and cash equivalents	$702	$2,342
Receivables, net	140,837	164,585
Inventories	191,461	195,128
Prepaid expenses and other assets	10,256	9,883
Total current assets	343,256	371,938
Property, plant, and equipment, net	110,212	101,193
Other assets:
Goodwill	275,072	274,370
Other intangible assets, net	263,058	265,717
Investment in life insurance	26,651	28,297
Other assets	11,724	10,290
Total assets	$1,029,973	$1,051,805

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$79,687	$81,039
Income taxes payable	13,212	15,655
Accrued expenses	106,291	107,491
Total current liabilities	199,190	204,185
Non-current liabilities:
Long-term debt	253,262	291,441
Deferred income taxes	4,834	4,457
Unrecognized tax benefits	1,745	1,745
Deferred compensation benefits, net of current portion	14,214	15,282
Other	250	250
Total non-current liabilities	274,305	313,175
Stockholders' equity	556,478	534,445
Total liabilities and stockholders' equity	$1,029,973	$1,051,805

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended
	November 24, 2018	November 25, 2017
Operating activities:
Net income	$22,161	$17,958
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,169	2,130
Amortization of intangibles assets	2,659	2,055
Amortization of debt issuance costs	394	437
Last in, first-out expense	597	299
Stock-based compensation	2,472	823
Deferred income taxes	382	1,665
Other, net	(570)	97
Change in assets and liabilities:
Receivables	23,748	7,675
Inventories	3,070	(9,821)
Prepaid expenses and other assets	68	(936)
Accounts payable	(799)	(2,443)
Income taxes and unrecognized tax benefits	(2,443)	6,447
Accrued expenses and other liabilities	(737)	3,072
Net cash provided by operating activities	54,171	29,458

Investing activities:
Purchases of property and equipment	(12,771)	(5,357)
Acquisition of business, net of cash acquired	(702)	—
Proceeds from the sale of property	—	92
Other, net	311	(57)
Net cash used in investing activities	(13,162)	(5,322)

Financing activities:
Borrowings on credit agreement	133,711	—
Repayments of credit agreement	(172,229)	(4,250)
Payments of cash dividends	(3,183)	—
Payments for repurchases of common stock	(948)	(1,363)
Net cash used in financing activities	(42,649)	(5,613)

Net (decrease) increase in cash and cash equivalents	(1,640)	18,523
Cash and cash equivalents at beginning of year	2,342	35,945
Cash and cash equivalents at end of year	$702	$54,468

Supplement cash flow disclosure:
Income taxes paid, net	$8,778	$322
Interest paid	$3,736	$4,548
Non-cash transactions:
Capital expenditures in accounts payable	$145	$379
Accrued dividends	$—	$3,187

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Motorhome
(in thousands, except unit data)

	Three Months Ended
	November 24, 2018	% of Revenues	November 25, 2017	% of Revenues	$ Change	% Change
Net revenues	$181,328		$188,197		$(6,869)	(3.6)%
Adjusted EBITDA	11,976	6.6%	4,900	2.6%	7,076	144.4%

	Three Months Ended
Unit deliveries	November 24, 2018	Product Mix(1)	November 25, 2017	Product Mix(1)	Unit Change	% Change
Class A	422	23.2%	723	35.8%	(301)	(41.6)%
Class B	719	39.5%	370	18.3%	349	94.3%
Class C	678	37.3%	926	45.9%	(248)	(26.8)%
Total motorhomes	1,819	100.0%	2,019	100.0%	(200)	(9.9)%

	November 24, 2018		November 25, 2017		Change	% Change
Backlog(2)
Units	1,961		2,632		(671)	(25.5)%
Dollars	$191,632		$250,757		$(59,125)	(23.6)%
Dealer Inventory
Units	4,458		4,226		232	5.5%

(1)	Percentages may not add due to rounding differences.

(2)
We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Towable
(in thousands, except unit data)

	Three Months Ended
	November 24, 2018	% of Revenues	November 25, 2017	% of Revenues	$ Change	% Change
Net revenues	$292,833		$259,665		$33,168	12.8%
Adjusted EBITDA	30,828	10.5%	33,392	12.9%	(2,564)	(7.7)%

	Three Months Ended
Unit deliveries	November 24, 2018	Product Mix(1)	November 25, 2017	Product Mix(1)	Unit Change	% Change
Travel trailer	5,836	62.2%	5,349	61.7%	487	9.1%
Fifth wheel	3,549	37.8%	3,327	38.3%	222	6.7%
Total towables	9,385	100.0%	8,676	100.0%	709	8.2%

	November 24, 2018		November 25, 2017		Change	% Change
Backlog(2)
Units	9,199		9,955		(756)	(7.6)%
Dollars	$327,724		$341,065		$(13,341)	(3.9)%
Dealer Inventory
Units	16,662		12,050		4,612	38.3%

(1)	Percentages may not add due to rounding differences.

(2)
We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation (Unaudited)
(in thousands)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended
(in thousands)	November 24, 2018	November 25, 2017
Net income	$22,161	$17,958
Interest expense	4,501	4,781
Provision for income taxes	6,726	8,560
Depreciation	3,169	2,130
Amortization of intangible assets	2,659	2,055
EBITDA	39,216	35,484
Acquisition-related costs	—	50
Non-operating income	(763)	(123)
Adjusted EBITDA	$38,453	$35,411

We have provided non-GAAP performance measures of EBITDA and Adjusted EBITDA as a comparable measure to illustrate the effect of non-recurring transactions occurring during the reported periods and improve comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period. We believe Adjusted EBITDA provides meaningful supplemental information about our operating performance because this measure excludes amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include costs related to acquisitions and non-operating income. These types of adjustments are also specified in the definition of certain measures required under the terms of our Credit Agreement.

Management uses these non-GAAP financial measures (a) to evaluate its historical and prospective financial performance and trends as well as its performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of its board of directors to enable its board of directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and, (e) to ensure compliance with covenants and restricted activities under the terms of its Credit Agreement. We believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.